                                                                EXHIBIT (a)(1.6)


                             FORM OF LETTER RE: RESULTS OF THE OFFER TO EXCHANGE
                                    TO BE SENT TO PARTICIPATING HOLDERS PROMPTLY
                                                       AFTER THE EXPIRATION DATE


                                 AUTOBYTEL INC.
                            18872 MACARTHUR BOULEVARD
                            IRVINE, CALIFORNIA 92612

____________ __, 2002

Dear Option Holder:

        On behalf of Autobytel Inc. (the "Company"), I am writing to provide you with the results of the Company's recent offer (the "Offer") to exchange outstanding options granted under the Auto-by-Tel Corporation 1996 Stock Incentive Plan, as amended (the "1996 Incentive Plan"), the autobytel.com.inc. 1998 Stock Option Plan, as amended (the "1998 Plan"), the autobytel.com inc. 1999 Stock Option Plan, as amended (the "1999 Plan"), the autobytel.com inc. 1999 Employee and Acquisition Related Stock Option Plan, as amended (the "1999 Acquisition Plan"), the autobytel.com inc. 2000 Stock Option Plan, as amended (the "2000 Plan," and with the 1996 Incentive Plan, the 1998 Plan, the 1999 Plan and the 1999 Acquisition Plan, the "Autobytel option plans" and individually each an "Autobytel option plan"), the Downtown Web, Inc. d/b/a Autoweb 1997 Stock Option Plan (the "1997 Autoweb Plan"), the Autoweb.com, Inc. 1999 Equity Incentive Plan, as amended (the "1999 Autoweb Plan") or the Autoweb.com, Inc. 1999 Directors Stock Option Plan (the "Autoweb Directors Plan," and with the 1997 Autoweb Plan and the 1999 Autoweb Plan, the "Autoweb option plans" and each individually an Autoweb option plan) with an exercise price of more than $4.00 per share for new options that we will grant under the Autobytel option plans (the "New Options"). All capitalized terms used in this letter that are not defined herein have the meanings given to those terms in the letter of transmittal (the "Letter of Transmittal") accompanying Offer to Exchange Outstanding Options having an Exercise Price of More Than $4.00 Per Share With New Options dated December 14, 2001 (the "Offer to Exchange").

        The Offer expired at 5:00 p.m. Pacific time on __________ __, 2002 (the "Expiration Date"). On __________ __, 2002, promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange Options tendered to it for a total of _________ shares of Common Stock and canceled all such Options. The Company has accepted for exchange and canceled the number of Options tendered by you equal to the number of Option Shares set forth on Attachment A to this letter.

        In accordance with the terms and subject to the conditions of the Offer, you will have the right to receive a New Option under one or more of the Autobytel option plans for the number of shares of Autobytel common stock in accordance with the following ratios (with the number of options rounded up to the nearest whole number) and as set forth on Attachment A:

        Exercise Price of Options Tendered                      Exchange Ratio
        ----------------------------------                      --------------
        $4.00 or less.............................................  1 for 1
        $4.01 -- $10.00........................................... .9 for 1
        More than $10.00.......................................... .1 for 1

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Option Holder
__________ __, 2002
Page 2

        Also in accordance with the terms of the Offer, the terms and conditions of the New Options will be governed by one or more of the Autobytel option plans as set forth in the Offer, and will include the following terms:

        - The per-share exercise price of any New Options granted to you will equal the closing sales price of our common stock on the Nasdaq National Market on the date of grant or, if our common stock is not listed on the Nasdaq National Market, the exercise price of the New Options will be determined as provided for in the applicable Autobytel option plan.

        - Each of the New Options (except for certain "performance options" and non-employee director options, as described below) will have a vesting schedule as follows:

               * tendered options that are vested on or before the cancellation date will be exchanged for options that are 60% vested on the first business day that is six months and one day after the date of grant, with the remaining options vesting at a rate of 20% annually on the first and second anniversary of the grant date; and

               * tendered options that are not vested on or before the cancellation date will be exchanged for options that vest at the rate of 50% annually on the first and second anniversary of the grant date.

        - Non-employee director options will have a vesting schedule as follows:

               * tendered non-employee director options that are vested on or before the cancellation date will be exchanged for options that are 50% vested on the date of grant, with the remaining 50% vesting on the first anniversary of the grant date; and

               * tendered non-employee director options that are not vested on or before the cancellation date will be exchanged for options that vest 100% on the first anniversary of the grant date.

        -      "Performance options" will have a vesting schedule as follows:

               * tendered performance options that are vested on or before the cancellation date will be exchanged for options that are 60% vested on the first business day which is six months and one day after the date of grant, with the remaining options vesting at a rate of 20% annually on the first and second anniversary of the grant date; and

               * tendered performance options that are not vested on or before the cancellation date will be exchanged for performance options that vest on the fifth anniversary from the date of grant with accelerated vesting of six equal or nearly equal installments over half-year periods from the date of the grant depending on an

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Option Holder
__________ __, 2002
Page 3


                      increase in our stock price equal to 100% over the market price on the date of grant for each installment.

        - The other terms and conditions of the New Options will be substantially the same as the terms and conditions as set forth in the option agreements relating to the old options that you tendered for exchange, including, if applicable to you, provisions relating to the events or occurrences that may trigger the acceleration, termination or forfeiture of options. However, the Company may alter some of the terms of the New Options to reflect any changes to tax, securities or other applicable laws or regulations that may take effect.

        Subject to the terms of the Offer, the Company will grant your New Options within 20 business days after __________ __, 2002. At that time, as described in the Offer to Exchange, you will receive one or more new option agreements for your execution.

        In accordance with the terms of the Offer, and as provided in the Autobytel option plans, you must be a director or an employee of the Company or one of its subsidiaries from the date you tendered options through the New Option grant date in order to receive your New Option. If you do not remain a director or an employee, you will not receive a New Option or any other consideration for the options tendered by you and canceled by the Company. In addition, as described in the Offer, we reserve the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of the Company and its stockholders. This could include terminating your right to receive New Options. If we were to terminate your right to receive New Options in connection with such transaction, and you had tendered options for cancellation pursuant to the Offer, you would not receive options to purchase our stock, or securities of the acquirer or any other consideration for your tendered options.

        If you have any questions about your rights in connection with the grant of a New Option, please contact Ariel Amir, our General Counsel, at telephone:
(949) 225-4500, fax: (949) 862-1323 or e-mail: ariela@autobytel.com

                                       Sincerely yours,



                                       -----------------------------------------
                                       Jeffrey A. Schwartz, President and
                                       Chief Executive Officer

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                                  ATTACHMENT A

  Exercise Price             Number of Unexercised        Number of New Options
of Tendered Options             Options Tendered              to be Granted
-------------------          ---------------------        ---------------------
  $4.00 or less
  $4.01 -- $10.00
  More than $10.00